Exhibit 21.1

LIST OF SIGNIFICANT SUBSIDIARIES
AS OF DECEMBER 31, 2025

Name	Jurisdiction
Atieva, Inc.	Delaware
Lucid USA, Inc.	Delaware
Lucid Group USA, Inc	Delaware
Lucid LLC	Kingdom of Saudi Arabia